Exhibit 99.2

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY PROVIDES KEY 2016 GOALS AND FINANCIAL GUIDANCE

– Topline Duvelisib Data from Registration-Focused Studies Anticipated in the Third Quarter of 2016, Company Anticipates Global Regulatory Filings in the Fourth Quarter of 2016 and

Duvelisib Launch in 2017 –

– IPI-549, an Immuno-Oncology Development Candidate Targeting PI3K-Gamma, Enters

Phase 1 Clinical Development –

– Company to Present at 34thAnnual J.P. Morgan Healthcare Conference on January 13 at

2:00 p.m. PT (5:00 p.m. ET) –

San Francisco, Calif. – January 11, 2016 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today outlined 2016 anticipated milestones for duvelisib, an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and provided financial guidance for 2016. Infinity expects to report topline data from DYNAMOTM, a Phase 2 study of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL), early in the third quarter of 2016. Infinity also anticipates completing an interim analysis of DUOTM, a Phase 3 study of duvelisib in patients with relapsed/refractory chronic lymphocytic leukemia (CLL), in the second half of 2016. The company expects marketing applications, if supported by these data, to be submitted to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) in the fourth quarter of 2016. These updates were made in conjunction with the 34th Annual J.P. Morgan Healthcare Conference that begins today in San Francisco. Infinity’s chair, president and chief executive officer, Adelene Perkins, will discuss the company’s continued execution of its corporate strategy and 2016 priorities as part of a live presentation on Wednesday, January 13, at 2:00 p.m. PT (5:00 p.m. ET). The presentation will be webcast on Infinity’s website, www.infi.com.

“In 2016, we are focused on three key strategic objectives designed to bring duvelisib to patients: submitting applications for regulatory approval based on anticipated positive duvelisib data; preparing for the launch of duvelisib together with our partner, AbbVie; and, advancing clinical studies designed to differentiate duvelisib, with the ultimate aspiration of offering a potential cure to patients with hematologic malignancies,” said Ms. Perkins.

The Phase 1b/2 clinical study of duvelisib in combination with venetoclax, AbbVie’s first-in-class investigational B-cell lymphoma-2 (BCL-2) selective inhibitor, is expected to begin this month. This study is designed to evaluate the safety and efficacy of duvelisib in combination with venetoclax in approximately 174 patients with relapsed or refractory CLL, small lymphocytic lymphoma, iNHL or aggressive NHL.

“The fourth strategic objective for Infinity is to advance our second development candidate, IPI-549, and we are pleased to announce the Phase 1 study is now under way,” Ms. Perkins continued. “IPI-549 represents an important extension of our oncology portfolio to include development candidates directed at both hematologic malignancies and solid tumors.”

2016 Duvelisib Goals

Infinity expects to achieve the following duvelisib milestones in 2016:

•	Report topline DYNAMO data in 3Q16

•	Report topline DUO data in 2H16*

•	Submit a New Drug Application (NDA) for iNHL and CLL in 4Q16*

•	AbbVie submission of Marketing Authorization Application (MAA) for follicular lymphoma and CLL in 4Q16*

•	Report initial data from CONTEMPO, a Phase1b/2 study in treatment-naïve patients with follicular lymphoma, in 2H16

•	Advance Phase 1b/2 study of duvelisib in combination with venetoclax

*	CLL NDA filing and follicular lymphoma/CLL MAA filing predicated on DUO interim analysis.

2016 Financial Guidance

Infinity ended 2015 with approximately $245 million in cash and investments (unaudited) and plans to report its fourth quarter and full-year 2015 financial results in late February. The company is providing the following guidance today with respect to its 2016 financial outlook:

•	Revenue: Infinity expects revenue for 2016 to range from $225 million to $245 million, assuming the achievement of $200 million in anticipated regulatory milestones under the company’s collaboration with AbbVie: $125 million associated with the acceptance of the first NDA submission and $75 million associated with the acceptance of the first MAA submission, both expected in the fourth quarter of 2016.

•	Net Income: Infinity expects net income for 2016 to range from $15 million to $35 million.

•	Cash and Investments: Infinity expects to end 2016 with a year-end cash and investments balance ranging from $45 million to $65 million. The company expects to earn $200 million in regulatory milestones, as noted above, in the fourth quarter of 2016 with payment by AbbVie anticipated in the first quarter of 2017.

About Duvelisib

Duvelisib is an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

Infinity and AbbVie are conducting a broad clinical development program evaluating duvelisib in patients with hematologic malignancies. In addition to DYNAMO and DUO, ongoing studies include BRAVURA, a Phase 3, double-blind, placebo-controlled study in patients with relapsed iNHL; FRESCO, a Phase 2 study in patients with relapsed/refractory follicular lymphoma; CONTEMPO, a Phase 1b/2 study in treatment-naïve patients with follicular lymphoma, and SYNCHRONY, a Phase 1b study in CLL patients whose disease is refractory to or has relapsed while receiving a Bruton’s tyrosine kinase (BTK) inhibitor. AbbVie is also conducting a clinical study in duvelisib in combination with venetoclax in patients with relapsed or refractory CLL, small lymphocytic lymphoma, iNHL or aggressive NHL, as well as a Phase 1 study of duvelisib in Japanese subjects with relapsed or refractory lymphoma. Information about duvelisib clinical trials can be found on www.clinicaltrials.gov.

About IPI-549

IPI-549 is an orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: plans to initiate or advance duvelisib studies in 2016; plans to seek regulatory approval for duvelisib; the timing and type of plans to report clinical data; the therapeutic potential of PI3K inhibition and duvelisib and IPI-549; achievement of milestones under its collaboration with AbbVie; 2016 financial guidance; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data, complete enrollment, or initiate clinical studies, or submit regulatory filings in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 5, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[i]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-delta and PI3K-gamma inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.
[ii]	Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.